EXHIBIT 10.10

inTEST Corporation
____________________

Incentive Stock Option Agreement
_____________________

inTEST Corporation, a Delaware corporation ("inTEST"), hereby grants to _________________ (the "Optionee") an option to purchase a total of __________________ (_________) shares of the Common Stock (the "Option Shares") of inTEST, at the price and on the terms and conditions set forth herein and in all respects subject to the terms, conditions and provisions of the inTEST Corporation 1997 Stock Plan (the "Plan") applicable to incentive options, which terms, conditions and provisions are hereby incorporated herein by reference. Unless the context herein otherwise requires, the terms defined in the Plan shall have the same meanings herein.

1.	Nature of Option
This Option is intended to be an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").
2.	Term of Option

This Option is granted as of ______________ (the "Date of Grant") and it may not be exercised later than the close of business on ________________ (the "Expiration Date"); however, this Option is subject to earlier termination as set forth in this Option Agreement and in the Plan.

3.	Option Exercise Price
The Option exercise price ("Option Price") is ___________________________ ($____) per Option Share.
4.	Exercise of Option
This Option is exercisable during its term only in accordance with the terms, conditions and provisions of the Plan and this Option Agreement as follows:
(a)

Right to Exercise. This Option shall vest at the rate: ______________________________, provided, however, that the Optionee is in the employ of inTEST or any of its Affiliates on such anniversary date. This Option may be exercised, in whole or in part, up to the amount vested through the date of exercise to the extent not earlier exercised and otherwise in accordance with the terms, conditions and provisions of the Plan and this Option Agreement.

(b)

Method of Exercise. When exercisable, this Option shall be exercised only upon receipt by inTEST, in form and substance acceptable to inTEST, of (i) written notice of such exercise and (ii) payment in full of the Option Price for the Option Shares to be purchased and any additional amount described in Section 13 below. Each such notice shall (i) specify the number of Option Shares to be purchased, (ii) satisfy the securities law requirements set forth in the Plan, and (iii) contain a statement by the Optionee acknowledging that the Option will not be treated as an incentive stock option for federal income tax purposes if the Option is exercised more than three (3) months after the termination of employment, or if the Option Shares are sold or otherwise disposed of within one (1) year of exercise or two (2) years from the Date of Grant.

(c)

Restrictions on Exercise. This Option may not be exercised if the issuance of the option Shares upon such exercise would constitute a violation of any applicable federal or state securities laws or regulations or other laws or regulations. As a condition to the exercise of this Option, inTEST may require the Optionee to make any representations and warranties to inTEST as inTEST deems necessary or appropriate under any applicable law or regulation.

5.	Payment for Option Shares
The Optionee shall pay for the shares (i) in cash, (ii) by bank check payable to the order of inTEST or (iii) by such other mode of payment as inTEST may approve.
6.	Transfer of Option Shares

Option Shares may not be sold, pledged, assigned, hypothecated, gifted, transferred or disposed of in any manner without compliance with all applicable federal and state securities laws and regulations, and an appropriate legend referring to any restrictions on transfer and any other restrictions imposed herein or under the Plan may be endorsed on the certificates representing Option Shares.

7.	Disqualifying Disposition

The Optionee shall notify inTEST if any Option Shares received upon exercise of this Option are sold, assigned, gifted, transferred or disposed of in any manner within one (1) year of exercise or two (2) years from the Date of Grant (a "Disqualifying Disposition"). In the event of a Disqualifying Disposition, the Optionee shall, upon request of inTEST, provide inTEST with the amount of any federal, state or local taxes that inTEST is required to withhold with respect to such Disqualifying Disposition. If inTEST does not withhold income taxes from the Optionee with respect to a Disqualifying Disposition, the Optionee shall timely pay all income taxes resulting from such Disqualifying Disposition, shall provide inTEST with such information as requested by inTEST to substantiate the payment of such taxes, and shall indemnify inTEST against penalties or other damages imposed upon inTEST for failure to withhold taxes, to the extent such penalties or damages could have been reduced or offset had the Optionee paid his or her income taxes attributable to the Disqualifying Disposition or are otherwise attributable to the Optionee's failure to pay his or her taxes.

8.	Transfer of Option

This Option may not be sold, pledged, assigned, hypothecated, gifted, transferred or disposed of in any manner, either voluntarily or involuntarily by operation of law, other than by will or by the laws of descent or distribution, and may be exercised during the lifetime of the Optionee only by the Optionee. Subject to the foregoing, the terms of the Plan and the terms of this Option Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

9.	Termination of Options

This Option shall expire as set forth above and may not be exercised later than the Expiration Date. Notwithstanding the foregoing, this Option may not be exercised after the first to occur of the following:

(i)

five years from the Date of Grant, if on such date the Optionee owns directly or by attribution under the Code, shares possessing more than ten percent (10%) of the total combined voting power of all classes of stock of inTEST;

(ii)

the date set by the Board of Directors of inTEST (the "Board of Directors") to be an accelerated expiration date after a finding by the Board of Directors that a change in the financial accounting treatment for options from that in effect on the date the Plan was adopted materially adversely affects inTEST or, in the determination of the Board of Directors, may materially adversely affect inTEST in the foreseeable future, provided the Board of Directors may take whatever action, including acceleration of any exercise provisions, it deems necessary should it make the determination referred to above

(iii)

expiration of one (1) year from the date the Optionee's employment or service with inTEST (or any of its Affiliates) terminates for any reason other than if the Optionee has been discharged from employment with inTEST for Cause (as defined in the Plan), in which case, this Option shall expire immediately; or

(iv)

in the event of a "Change in Control" (as defined in the Plan), the expiration date of any Option which has vested may be accelerated to a date not earlier than thirty (30) days after notice of such acceleration is given to the Optionee, and any Option which has not vested may be terminated.

10.	Amendment of Option

inTEST has the right to amend this Option, subject to the Optionee's consent if such amendment is not favorable to the Optionee, except that the consent of the Optionee shall not be required for any amendment made pursuant to the Plan.

11.	Amendment of the Plan
Subject to certain restrictions contained in the Plan, the Board of Directors of inTEST may amend the Plan from time to time in such manner as it may deem advisable.
12.	Continued Employment

The grant of this Option shall not be construed to imply or constitute evidence of any agreement, express or implied, on the part of inTEST to continue the employment of the Optionee with inTEST or any of its Affiliates.

13.	Withholding of Taxes

If required by inTEST, the Optionee shall, as a condition to the exercise of the Option and the issuance of Option Shares or the transfer of the Option Shares, remit to inTEST the amount of any federal, state or local taxes, including FICA taxes and other employment taxes, required to be withheld or paid under applicable law. To the extent that such taxes are not collected upon the exercise of the Option, inTEST may withhold a portion of the Option Shares or take whatever other action it deems necessary to collect all required taxes due upon the exercise of the Option or transfer of the Option Shares.

14.	Entire Agreement
This Option Agreement, together with the Plan, represents the entire agreement between the parties.
15.	Governing Law
This Option Agreement shall be construed in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, inTEST executes this Option Agreement as of the day and year set forth above.

inTEST Corporation

By:____________________________
       Hugh T. Regan, Jr.
       Chief Financial Officer

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ACKNOWLEDGMENT

The Optionee acknowledges receipt of a copy of the Plan and a copy of the Prospectus covering the Option Shares to be issued pursuant to the Plan, copies of which are attached hereto, and Optionee represents that he or she has read and is familiar with the terms, conditions and provisions thereof and hereby accepts the Option granted __________________ subject to all the terms, conditions and provisions thereof. The Optionee hereby agrees to accept as binding, conclusive and final, all decisions or interpretations of the Board of Directors or the Committee upon any questions arising under the Plan.

Date: ___________________	____________________________________________ Name:
Address:

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NOTICE OF EXERCISE OF STOCK OPTION
To:	inTEST Corporation 7 Esterbrook Lane Cherry Hill, NJ 08003 Attn: Chief Financial Officer

_____________, 20___

In accordance with Section 4 of the Incentive Stock Option Agreement granted as of ____________________ (the "Option"), I hereby irrevocably elect to exercise the Option to purchase ____________________ Option Shares of the Common Stock of inTEST Corporation (the "Corporation") at the exercise price of _______________________________ ($____) per Option Share and deliver herewith a bank check payable to the order of the Corporation for the aggregate exercise price of $__________________.

I agree to notify the Chief Financial Officer of the Corporation at the address set forth above, or at such other address as the Corporation may designate in the future, in the event I sell, assign, gift, transfer or otherwise dispose of any of the Option Shares within one (1) year of exercise or two (2) years from the Date of Grant (a "Disqualifying Disposition").

I understand that any Disqualifying Disposition of the Option Shares will result in the Option not qualifying as an incentive stock option with respect to such Option Shares. If requested by the Corporation, I will provide the Corporation the amount of any taxes the Corporation is required to withhold as a result of a Disqualifying Disposition of Option Shares. Furthermore, the Option must be exercised within three (3) months following the termination of my employment with the Corporation in order to maintain the incentive stock option status with respect to Option Shares issuable upon such exercise.

Signature*: ______________________________
Name*:
Address:

Phone:
SS #:

* The signature and name should correspond exactly with the name on the first page of the Option.